Exhibit 107.1

Calculation of Fee Filing Tables
Form S-3
(Form Type)

The Arena Group Holdings, Inc.
(Exact name of Registration as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457	(c)	505,655	$7.65	(2)	$3868260.75	$0.0001102	$426.28
Fees Previously Paid	–	–	–		–	–		–		–
	Carry Forward Securities
Carry Forward Securities	–	–	–		–			–			–	–	–	–
	Total Offering Amounts							$3868260.75		$426.28
	Total Fees Previously Paid									–
	Total Fee Offsets									–
	Net Fee Due									$426.28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported trading prices of the registrant’s common stock as reported on the NYSE American on January 19, 2023, a date within five business days prior to January 19, 2023.